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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                               AMENDMENT NO. 1 TO
                                 SCHEDULE 14D-9

                      SOLICITATION/RECOMMENDATION STATEMENT
                          UNDER SECTION 14(D)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            -------------------------

                            PATHOGENESIS CORPORATION
                            (Name of Subject Company)

                            PATHOGENESIS CORPORATION
                        (Name of Person Filing Statement)

                            -------------------------

                         COMMON STOCK, $0.001 PAR VALUE
                         (Title of Class of Securities)

                            -------------------------

                                   70321E 10 4
                      (CUSIP Number of Class of Securities)

                            -------------------------

                                 WILBUR H. GANTZ
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            PATHOGENESIS CORPORATION
                             201 ELLIOTT AVENUE WEST
                            SEATTLE, WASHINGTON 98119
                                 (206) 467-8100
 (Name, Address and Telephone Number of Person Authorized to Receive Notice and
            Communications on Behalf of the Person Filing Statement)

                            -------------------------

                                    COPY TO:

                               DAVID M. SILK, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                               51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000

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[ ]CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS
   MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.
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                        AMENDMENT NO.1 TO SCHEDULE 14D-9



   This Amendment No. 1 to Schedule 14D-9 amends and supplements the Schedule 14D-9 (the "Schedule 14D-9") initially filed with the Securities and Exchange Commission on August 21, 2000 by PathoGenesis Corporation (the "Company"), relating to a tender offer commenced by Picard Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Chiron Corporation, a Delaware corporation ("Chiron"), on August 21, 2000 to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company.

   The information in the Schedule 14D-9 is hereby expressly incorporated herein by reference, except as otherwise set forth below.


ITEM 8.  ADDITIONAL INFORMATION.

   Item 8 of the Schedule 14D-9 is hereby amended by deleting the sixth and seventh paragraphs thereof (captioned "German Antitrust")and inserting the following in place thereof:

        The information set forth in the joint press release issued by Chiron and the Company on August 31, 2000 included as Exhibit (a)(7) hereto is incorporated herein by reference.


ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

   Item 9 of the Schedule 14D-9 is hereby amended and supplemented by adding the following exhibit (filed herewith):

EXHIBIT                           DESCRIPTION
NO.
-------- --------------------------------------------------------------------

(a)(7)   Joint Press Release issued by Chiron and the Company on August 31,
         2000.



                                       2
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                                    SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                     PATHOGENESIS CORPORATION


                                     By: /s/ Alan R. Meyer
                                         -----------------------------------
                                         Name:  Alan R. Meyer
                                         Title: Executive Vice President and
                                                  Chief Financial Officer

Dated:  August 31, 2000